EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Net Income of $5.9 Million With an Increase in Pre-Tax Income of $1.5 Million or 21.90% for the Fourth Quarter Ended December 31, 2017

BOWIE, Md., Jan. 23, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (NASDAQ:OLBK), the parent company of Old Line Bank, reports net income available to common stockholders was $5.9 million, an increase of $1.5 million, or 35.26%, for the three months ended December 31, 2017, compared to $4.3 million for the three month period ended December 31, 2016.  Earnings were $0.47 per basic and $0.46 per diluted common share for the three months ended December 31, 2017, compared to $0.40 per basic share and $0.39 per diluted common share for the three months ended December 31, 2016.

Net income available to common stockholders was $16.0 million for the twelve months ended December 31, 2017, compared to $13.2 million for the same period of 2016, an increase of $2.8 million, or 21.35%.  Earnings were $1.38 per basic and $1.35 per diluted common share for the twelve months ended December 31, 2017 compared to $1.21 per basic and $1.20 per diluted common share for the same period of 2016.  The increase in net income is primarily the result of an increase of $9.2 million, or 17.33%, in net interest income, partially offset by increases of $5.2 million in non-interest expenses and $1.3 million in income tax expense and a $455 thousand decrease in non-interest income.  Included in net income for the 2017 period was $4.0 million ($2.9 million net of taxes, or $0.25 per basic and diluted common share) of merger-related expenses associated with the Company’s acquisition of DCB Bancshares, Inc. (“DCBB”), the parent company of Damascus Bank (“DCB”), in July 2017, compared to merger-related expenses of  $661 thousand ($530 thousand net of taxes, or $0.04 per basic and $0.05 per diluted common share) in 2016 associated with the acquisition of Regal Bancorp, Inc., the parent company of Regal Bank & Trust in December 2015.  Excluding merger-related expenses, adjusted earnings for the twelve month period ended December 31, 2017, which is a non-GAAP financial measure, were $1.63 per basic and $1.60 per diluted share compared to $1.26 per basic and $1.24 per diluted share for the twelve months ended December 31, 2016.

Two income tax matters had a significant influence on the fourth quarter and year ending December 31, 2017. First, on December 22, 2017 the Tax Cuts and Jobs Act was signed into law by the President of the United States of America. Upon enactment of this legislation which lowers the corporate income tax marginal rates beginning in 2018, companies were required by accounting standards to revalue their deferred tax assets and liabilities as of December 31, 2017 at the lower enacted rate. Through an analysis of the deferred tax accounts, the estimated impact of the change in rate resulted in an adjustment of $1.89 million to the net deferred income taxes and a resulting increase in income tax expense. Secondly, in the prior year, the Company had maintained a deferred tax asset valuation allowance in relation to net operating loss carryovers and other items in relation to the acquisition of Regal Bank which occurred in December of 2015. The concerns that existed at the time of establishing the valuation reserve relating to this acquisition no longer exist and the Company has reversed this valuation allowance in total. The effect of reversing this valuation reserve increased net deferred income taxes in the amount of $2.36 million with a resulting decrease in income tax expense. The net impact of these two matters resulted in a reduction of income tax expense by $472 thousand and an increase in both basic and diluted earnings per share by $.04 for the fourth quarter and year ending 2017. The Company estimated a tax rate of 24.50% if the full legislation noted above would have been effective in 2017.  For more accurate comparisons to prior periods, references are made to pre-tax income or net income before income taxes as shown on the income statement completed in accordance to GAAP.

For the three months ended December 31, 2017 pre-tax income increased $1.5 million, or 21.90%, to $8.2 million or $0.66 per basic and $0.64 per diluted share, compared to $6.7 million or $0.62 per basic and $0.61 per diluted share for the three months ended December 31, 2016.  Pre-tax income for the twelve months ended December 31, 2017 increased $4.1 million, or 20.78%, to $24.1 million or $2.08 per basic and $2.04 per diluted share compared to $20.0 million or $1.84 per basic and $1.82 per diluted share for the same period of 2016.

Net interest income increased during each of the three and twelve months ended December 31, 2017 compared to the same periods of 2016, primarily as a result of increases in interest income and fees on loans due to an increase in net loans held for investment, partially offset by increases in interest expense.  Non-interest expense increased for the three months periods primarily due to increases in salaries and benefits and to a lesser extent, occupancy and equipment expenses.  Non-interest expenses increased for the twelve month period primarily due to the merger-related expenses discussed above.  Non-interest income decreased in 2017 compared to 2016 primarily as a result of a decrease in gain on sales and calls of investment securities.

As of December 31, 2017, including as a result of the DCBB merger, the Company had total assets of approximately $2.1 billion, net loans of approximately $1.7 billion and deposits of approximately $1.7 billion.

Total assets increased $44.4 million compared to September 30, 2017 and $396.6 million compared to December 31, 2016.  Included in total assets at December 31, 2017 is approximately $209.3 million of assets acquired in the DCBB acquisition.

Net loans held for investment increased $29.9 million, or 1.79%, during the three months ended December 31, 2017 as compared to September 30, 2017, and $335.2 million, or 24.62%, during the twelve months ended December 31, 2016.  Net loans exclusive of the loans acquired in the DCBB acquisition increased $118.1 million, or 8.68%, during the twelve months ended December 31, 2017.  Net loans acquired from DCBB were $197.2 million at December 31, 2017, which represents a $20.0 million reduction since the date of acquisition due to payoffs.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We are extremely proud of our asset quality and pleased to report a new historical 10-year low of 0.18% of non-performing assets to total assets at December 31, 2017.  Although merger and acquisition expenses negatively impacted 2017 earnings, we are still pleased with the results.  Excluding these expenses, pre-tax income for the twelve months ended December 31, 2017 increased 36.23% over the same twelve month period of 2016.  These results demonstrate our commitment to enhancing profitability with a focus on continuing our efforts of organic growth.  We are also looking forward to 2018 and the opportunity to expand our existing footprint in the Baltimore Metropolitan Area with the previously announced merger with Bay Bancorp, Inc. which is expected to close during the second quarter of this year. This combination will bring our total branches to 37, ranking as the second-most locations of all independent Maryland-based commercial banks.  Looking forward to the year ahead, we believe that the Company is well positioned to continue its profitable growth to maximize stockholder value,” stated Mr. Cornelsen.

4th QUARTER HIGHLIGHTS

  Net loans held for investment increased $29.9 million during the three month period ended December 31, 2017 from the September 30, 2017 balance as a result of organic growth.  Average gross loans increased $344.2 million, or 25.87%, during the three month period ended December 31, 2017, to $1.7 billion from $1.3 billion for the three months ended December 31, 2016.  These increases are primarily the result of the acquisition of DCBB.
  Nonperforming assets decreased to a new 10 year historical low of 0.18% of total assets at December 31, 2017 from 0.59% at December 31, 2016.
  Total yield on interest earning assets increased to 4.39% for the three months ended December 31, 2017, compared to 4.36% for the same period of 2016.
  Return on average assets (“ROAA”) and Return on average equity (“ROAE”) were 1.12% and 11.09%, respectively, for the three months ended December 31, 2017, compared to ROAA and ROAE of 1.03% and 11.10%, respectively, for the three months ended December 31, 2016.

2017 FULL YEAR HIGHLIGHTS:

  The merger with DCBB became effective on July 28, 2017 resulting in total assets of $2.1 billion.

  Net income available to common stockholders increased $2.8 million or 21.35% to $16.0 million, or $1.38 per basic and $1.35 per diluted share, for the twelve month period ended December 31, 2017, from $13.2 million, or $1.21 per basic and $1.20 per diluted share, for the twelve months ended December 31, 2016.
  Excluding merger-related expenses, adjusted operating earnings, which is a non-GAAP financial measure, for the twelve month period ended December 31, 2017 increased $2.9 million (net of taxes) to $18.9 million, or $1.63 per basic and $1.60 per diluted share compared to $13.7 million, or $1.26 per basic and $1.24 per diluted share for the twelve months ended December 31, 2016.
  Net loans held for investment increased $335.2 million, or 24.62%, during the twelve months ended December 31, 2017, bringing the balance to $1.7 billion at December 31, 2017 compared to $1.4 billion at December 31, 2016.  This increase is the result of the acquisition of DCBB and, to a lesser extent, organic growth.  Excluding the DCBB acquisition, net loans held for investment during 2017 grew $118.1 million.
  Average gross loans increased $277.9 million, or 22.28%, during the twelve month period ended December 31, 2017, to $1.5 billion from $1.2 billion for the twelve months ended December 31, 2016.  These increases are primarily the result of the acquisition of DCBB and, to a lesser extent, organic growth.
  Total assets increased $396.6 million, or 23.21%, since December 31, 2016, with the DCBB acquisition accounting for $209.3 million of such increase.
  ROAA and ROAE were 0.84% and 8.53%, respectively, for the twelve months ended December 31, 2017, compared to ROAA and ROAE of 0.83% and 8.83%, respectively, for the twelve months ending December 31, 2016.  Excluding merger-related expenses, ROAA and ROAE (both non-GAAP financial measures) would have been 0.99% and 9.77% for the twelve months ended at December 31, 2017 compared to 0.86% and 9.18% for the twelve months ended December 31, 2016.
  Total yield on interest earning assets increased to 4.35% for the twelve months ended December 31, 2017, compared to 4.31% for 2016.
  Total deposits grew by $327.0 million, or 24.66%, since December 31, 2016. The DCBB acquisition provided approximately $278.0 million in deposits while new organic deposits were approximately $49.0 million for the twelve months ending December 31, 2017.
  We ended 2017 with a book value of $16.61 per common share and a tangible book value of $14.10 per common share compared to $13.81 and $12.59, respectively, at December 31, 2016.
  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”
  On September 27, 2017, Old Line Bancshares entered into an Agreement and Plan of Merger with Bay Bancorp, Inc. (“BYBK”), the parent company of Bay Bank, FSB.  Pursuant to the terms of the merger agreement, upon the consummation of the merger of Bay Bancorp with and into Old Line Bancshares, all outstanding shares of Bay Bancorp common stock will be exchanged for shares of common stock of Old Line Bancshares.  Consummation of the merger is contingent upon the approval of Old Line Bancshares and Bay Bancorp’s stockholders as well as receipt of all necessary regulatory and third party approvals and consents.  We expect the merger to close during the second quarter of 2018.  At September 30, 2017, Bay Bancorp had consolidated assets of approximately $652 million.  Bay Bank has 11 banking locations located in its primary market areas of Baltimore City and Anne Arundel, Baltimore, Howard and Harford Counties, Maryland.

Total assets at December 31, 2017 increased $396.6 million from December 31, 2016, primarily due to increases of $335.2 million in loans held for investment, $15.3 million in goodwill, $18.8 million in investment securities available for sale and $11.7 million in cash and cash equivalents, partially offset by a decrease of $4.0 million in loans held for sale.  This increase includes our acquisition of DCBB’s assets, which were valued at approximately $209.3 million at December 31, 2017.

Deposits increased $327.0 million during the twelve months ended December 31, 2017, of which $120.5 million is attributable to an increase in our non-interest bearing deposits and the remaining $206.5 million, is attributable to an increase in our interest bearing deposits. As noted above, this increase is primarily the result of our acquisition of approximately $278 million of deposits in the DCBB merger and, to a lesser extent, our continued efforts to enhance our deposit customer base in our surrounding areas.

Average interest earning assets increased $358.3 million for the three month period ending December 31, 2017 compared to the same period of 2016.  The average yield on such assets was 4.39% for the three months ending December 31, 2017 compared to 4.36% for the comparable 2016 period.  The increase in the average yield is primarily the result of higher yields on our investment securities available for sale, partially offset by a decrease in the average yield on our loans held for investment.  Average interest-bearing liabilities increased $223.3 million for the three month period ending December 31, 2017 compared to the same period of 2016.  The average rate paid on such liabilities increased to 0.91% for the three month period ended December 31, 2017 compared to 0.79% for the same period in 2016, primarily due to higher rates paid on our borrowings.

Average interest earning assets increased $295.9 million for the twelve month period ended December 31, 2017 compared to the same period of 2016.  The average yield on such assets was 4.35% for the twelve months ended December 31, 2017 compared to 4.31% for the comparable 2016 period.  The increase in the yield on interest earning assets is primarily the result of a higher yield on our investment portfolio, partially offset by a slight decrease in the yield on our loans held for investment portfolio.  Average interest-bearing liabilities increased $203.1 million for the twelve month period ended December 31, 2017 compared to the same period of 2016.  The average rate paid on such liabilities increased to 0.88% for the twelve month period ended December 31, 2017 compared to 0.68% for the same period in 2016, primarily due to higher rates paid on our borrowings.

The net interest margin for the three and twelve months ended December 31, 2017 decreased to 3.72% and 3.69%, respectively, from 3.75% and 3.79% for the three and twelve months ended December 31, 2016.  The net interest margin during the 2017 periods was affected by the increase in interest expense, primarily due to the interest paid on our borrowed funds, which for the twelve month period, includes the impact of the subordinated notes we issued in 2016; interest expense with respect to the subordinated notes was significantly lower during the twelve months ending December 31, 2016, due to their issuance in August of 2016.  The net interest margin during 2017 was also affected by the amount of accretion on acquired loans. Accretion decreased due to a lower amount of early payoffs on acquired loans with credit marks during the three and twelve months ended December 31, 2017 compared to the same periods of 2016.  The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed five and seven basis points, respectively, for the three and twelve months ended December 31, 2017 compared to five and nine basis points, respectively, for the same periods of 2016.

Net interest income increased $3.2 million, or 22.94%, and $9.2 million, or 17.33%, for the three and twelve month periods ended December 31, 2017 compared to the same periods of 2016, primarily due to increases in the interest recognized on loans as a result of the DCBB acquisition and, to a lesser extent, organic loan growth, partially offset by increases in interest expense.  Interest expense increased during both periods due to increases in both the amount of and interest rate paid on our deposits and, for the twelve month period interest paid on the subordinated notes discussed above for a full year compared to a four month period during 2016.

The provision for loan losses decreased $100 thousand for the three month period ended December 31, 2017 compared to the same period 2016 due to an improvement in our non-performing assets.  For the twelve months ended December 31, 2017, the provision decreased $629 thousand, primarily due to one large commercial borrower, consisting of 23 commercial loans totaling $3.0 million, of which $1.0 million was charged-off against the allowance for loan losses and $2.0 million was reclassified as trouble debt restructurings during the first quarter of 2017. Amounts charged off in relation to these loans during 2017 were in line with specific reserves at December 31, 2016.  These trouble debt restructurings are classified as impaired and all our impaired loans have been adequately reserved for at December 31, 2017.

Non-interest income increased $228 thousand, or 14.52%, for the three month period ended December 31, 2017 compared to the same period of 2016, primarily as a result of increases of $188 thousand in other fees and commissions and $156 thousand in service charges on deposit accounts, partially offset by a decrease of $91 thousand in income on marketable loans.  The increase in other fees and commissions is primarily the result of recoveries of previously charged-off acquired loans and an increase in rental income.  The increase in service charges on deposits accounts is the result of increased income on bank debit cards due to the increased deposit base primarily as a result of the DCBB merger.  The decrease in income on marketable loans is a result of a decrease in the volume of residential mortgage loans sold in the secondary market compared to the same period of 2016.

Non-interest income decreased $455 thousand, or 5.52%, for the twelve month period ended December 31, 2017 compared to the same period of 2016.  The decrease is primarily a result of a $1.2 million decrease in gain on sales of investment securities, partially offset by increases of $250 thousand in other fees and commissions, $101 thousand in gain on disposal of assets, $254 thousand on service charges on deposit accounts and $95 thousand in gain on sales of loans compared to the same period of 2016.  The decrease in gain on sales or calls or investment securities is the result of our re-positioning our investment portfolio during 2016, pursuant to which we sold approximately $108 million of our lowest yielding, longer duration investments; during the twelve months ended December 31, 2017, we had $60.9 million in sales and calls of investment securities, $41.8 million of which was from, and sold immediately after, the DCBB merger, resulting in no gain or loss. The increase in gain on disposal of assets is due to the sale of two of our previously-owned locations, the Accokeek branch that was closed in 2016 and Callaway branch that was closed in 2017.  The increase in service charges on deposit accounts is the result of increased income on bank debit cards primarily due to the increase in our customer deposit base as noted above. The increase in gain on sale of loans (other than residential mortgage loans held for sale) is due to the sale of one SBA loan during the 2017 period, whereas we did not sell any portfolio loans during the 2016 period.

Non-interest expense increased $2.1 million, or 23.91%, for the three month period ended December 31, 2017 compared to the same period of 2016, primarily as a result of the increase in salaries and benefits expenses, occupancy and equipment expenses and other operating expenses.  Salaries and benefits increased $948 thousand primarily as a result of the additional staff, and occupancy and equipment expenses increased $427 thousand primarily as a result of the new branches that we acquired in the DCBB merger.

Non-interest expense increased $5.2 million, or 13.12%, for the twelve month period ended December 31, 2017 compared to the same period of 2016, primarily as a result of increases in merger and integration expenses and, to a lesser extent, in salaries and benefits and occupancy and equipment expenses, partially offset by a lack of severance payments in 2017 compared to $443 thousand of such payments in 2016.  Merger and integration expenses increased $3.3 million to $4.0 million for the twelve months ended December 31, 2017 due to the DCBB acquisition, compared to $661 thousand of merger and integration expenses during 2016 in connection with the Regal Bancorp acquisition that was consummated in December 2015.  Consistent with the increases in non-interest expenses during the three month period, the $963 thousand increase in salaries and benefits expenses is primarily the result of the additional staff, and the $285 thousand occupancy and equipment expense is primarily associated with the new branches that we acquired in the DCBB acquisition.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 28 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Frederick, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular, statements regarding the timing of the pending merger with Bay Bancorp and the statement that the Company is well positioned to continue profitable growth to maximize stockholder value constitute “forward-looking statements” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: the receipt of all required regulatory and stockholder approvals for the merger; expected revenue synergies and cost savings from the merger may not be fully realized; revenues following the merger may be lower than expected; customer and employee relationships of Bay Bank may be disrupted by the merger; deterioration in economic conditions in our target markets or nationally or a return to recessionary conditions; the actions of our competitors and our ability to successfully compete, in particular in new market areas; changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business; and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2016 and our registration statement on Form S-4, as may be amended, filed with the U.S. Securities and Exchange Commission on November 22, 2017.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016 (1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$33,562,652	$33,063,210	$25,025,269	$27,168,603	$22,062,912
Interest bearing accounts	1,354,870	1,017,257	1,136,343	1,144,100	1,151,917
Federal funds sold	256,589	383,737	302,970	237,294	248,342
Total cash and cash equivalents	35,174,111	34,464,204	26,464,582	28,549,997	23,463,171
Investment securities available for sale	218,352,558	213,664,342	198,372,453	199,741,104	199,505,204
Loans held for sale	4,404,294	2,729,060	6,615,208	3,504,268	8,418,435
Loans held for invesment, less allowance for loan losses of $5,920,586 and $6,195,469 for December 31, 2017 and December 31, 2016	1,696,361,431	1,666,505,168	1,446,573,249	1,417,086,149	1,361,175,206
Equity securities at cost	8,977,747	7,277,746	9,972,744	9,335,247	8,303,347
Premises and equipment	41,173,810	42,074,857	36,999,988	36,898,159	36,744,704
Accrued interest receivable	5,476,230	4,946,823	4,144,803	4,044,270	4,278,229
Deferred income taxes	7,317,096	7,774,629	7,323,124	8,897,842	9,578,350
Current income taxes receivable	-	-	-	-	-
Bank owned life insurance	41,612,496	41,360,871	38,025,982	37,791,491	37,557,566
Annuity Plan	5,981,809	-	-	-	-
Other real estate owned	2,003,998	2,003,998	2,895,893	2,895,893	2,746,000
Goodwill	25,083,675	25,083,675	9,786,357	9,786,357	9,786,357
Core deposit intangible	6,297,970	6,615,238	3,141,162	3,322,519	3,520,421
Other assets	7,396,227	6,738,435	4,001,391	3,933,804	3,942,640
Total assets	$2,105,613,452	$2,061,239,046	$1,794,316,936	$1,765,787,100	$1,709,019,630

Deposits
Non-interest bearing	$451,803,052	$436,645,881	$366,468,569	$352,742,300	$331,331,263
Interest bearing	1,201,100,317	1,217,988,749	1,012,960,448	1,016,136,456	994,549,269
Total deposits	1,652,903,369	1,654,634,630	1,379,429,017	1,368,878,756	1,325,880,532
Short term borrowings	192,611,971	152,179,112	203,781,308	191,395,616	183,433,892
Long term borrowings	38,106,930	38,040,618	37,974,308	37,908,290	37,842,567
Accrued interest payable	1,471,954	867,884	1,340,591	782,212	1,269,356
Supplemental executive retirement plan	5,893,255	5,823,391	5,753,527	5,683,663	5,613,799
Income taxes payable	2,157,375	864,260	1,357,159	2,061,127	18,706
Other liabilities	4,741,412	5,489,031	3,633,602	3,960,898	4,293,993
Total liabilities	1,897,886,266	1,857,898,926	1,633,269,512	1,610,670,562	1,558,352,845

Stockholders' equity
Common stock	125,083	124,675	109,561	109,438	109,109
Additional paid-in capital	148,882,865	148,351,881	107,333,216	106,956,124	106,692,958
Retained earnings	61,054,487	56,198,108	55,032,717	51,940,050	48,842,026
Accumulated other comprehensive income (loss)	(2,335,249)	(1,334,544)	(1,428,070)	(3,889,074)	(4,977,308)
Total stockholders' equity	207,727,186	203,340,120	161,047,424	155,116,538	150,666,785
Non-controlling interest	-	-	-	-	-
Total stockholders' equity	207,727,186	203,340,120	161,047,424	155,116,538	150,666,785
Total liabilities and stockholders' equity	$2,105,613,452	$2,061,239,046	$1,794,316,936	$1,765,787,100	$1,709,019,630
Shares of basic common stock outstanding	12,508,332	12,467,518	10,956,130	10,943,830	10,910,915

(1) Financial information at December 31, 2016 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
	2017	2017	2017	2017	2016	2017	2016 (1)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$18,979,170	$18,022,324	$15,765,250	$15,365,654	$15,219,684	$68,132,398	$56,031,146
Investment securities and other	1,452,644	1,469,478	1,288,521	1,269,680	1,134,253	5,480,323	4,433,394
Total interest income	20,431,814	19,491,802	17,053,771	16,635,334	16,353,937	73,612,721	60,464,540
Interest expense
Deposits	2,146,390	1,926,590	1,706,993	1,541,058	1,507,180	7,321,031	5,508,833
Borrowed funds	1,057,846	1,092,736	1,094,133	932,887	834,298	4,177,602	2,016,279
Total interest expense	3,204,236	3,019,326	2,801,126	2,473,945	2,341,478	11,498,633	7,525,112
Net interest income	17,227,578	16,472,476	14,252,645	14,161,389	14,012,459	62,114,088	52,939,428
Provision for loan losses	100,000	135,701	278,916	440,491	200,000	955,108	1,584,542
Net interest income after provision for loan losses	17,127,578	16,336,775	13,973,729	13,720,898	13,812,459	61,158,980	51,354,886
Non-interest income
Service charges on deposit accounts	593,641	542,909	434,272	412,159	437,900	1,982,981	1,728,636
Gain on sales or calls of investment securities	-	-	19,581	15,677	1,682	35,258	1,227,915
Gain on sale of stock	-	-	-	-	-	-	-
Earnings on bank owned life insurance	306,355	297,656	282,100	281,356	282,875	1,167,467	1,132,401
Gains (losses) on disposal of assets	(46,400)	7,469	-	112,594	(3)	73,663	(27,176)
Gain on sale of loans	-	-	94,714	-	-	94,714	-
Income on marketable loans	479,588	482,641	726,647	630,930	570,970	2,319,806	2,317,648
Other fees and commissions	465,697	820,696	438,305	402,018	277,428	2,126,716	1,876,613
Total non-interest income	1,798,881	2,151,371	1,995,619	1,854,734	1,570,852	7,800,605	8,256,037
Non-interest expense
Salaries & employee benefits	5,267,469	5,365,890	5,050,635	4,867,531	4,319,736	20,551,525	19,588,380
Severance expense	-	-	-	-	-	-	443,257
Occupancy & Equipment	1,936,420	1,828,593	1,655,270	1,653,413	1,509,077	7,073,696	6,788,210
Pension plan termination	-	-	-	-	-	-	-
Data processing	510,073	443,453	361,546	356,648	384,000	1,671,720	1,549,863
Merger and integration	-	3,985,514	-	-	-	3,985,514	661,019
Core deposit amortization	317,268	272,354	181,357	197,901	201,437	968,880	830,805
(Gains) losses on sales of other real estate owned	-	4,100	-	(17,689)	2,278	(13,589)	(77,943)
OREO expense	45,224	200,959	27,634	27,577	23,116	301,394	318,498
Other operating	2,664,559	2,539,590	2,653,009	2,446,749	2,228,915	10,303,907	9,541,077
Total non-interest expense	10,741,013	14,640,453	9,929,451	9,532,130	8,668,559	44,843,047	39,643,166

Income before income taxes	8,185,446	3,847,693	6,039,897	6,043,502	6,714,752	24,116,538	19,967,757
Income tax expense	2,328,011	1,684,505	2,070,488	2,069,720	2,384,312	8,152,724	6,812,599
Net income	5,857,435	2,163,188	3,969,409	3,973,782	4,330,440	15,963,814	13,155,158
Less: Net income attributable to the noncontrolling interest	-	-	-	-	-	-	61
Net income available to common stockholders	$5,857,435	$2,163,188	$3,969,409	$3,973,782	$4,330,440	$15,963,814	$13,155,097
Earnings per basic share	$0.47	$0.18	$0.36	$0.36	$0.40	$1.38	$1.21
Earnings per diluted share	$0.46	$0.18	$0.36	$0.36	$0.39	$1.35	$1.20
Adjusted per basic share	$-	$0.42	$-	$-	$-	$1.63	$1.26
Adjusted per diluted share	$-	$0.42	$-	$-	$-	$1.60	$1.24
Dividend per common share	$0.08	$0.08	$0.08	$0.08	$0.06	$0.32	$0.24
Average number of basic shares	12,483,692	11,969,536	10,951,464	10,926,181	10,878,153	11,588,045	10,837,939
Average number of dilutive shares	12,696,087	12,172,868	11,165,814	11,139,802	11,054,979	11,799,184	10,997,485
Return on Average Assets	1.12%	0.43%	0.89%	0.93%	1.03%	0.84%	0.83%
Return on Average Equity	11.09%	4.26%	9.37%	9.63%	11.10%	8.53%	8.83%
Operating Efficiency (2)	56.45%	78.52%	61.11%	59.52%	55.63%	64.14%	64.78%

(1) Financial information at December 31, 2016 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(1)       As the magnitude of the merger expenses distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of the merger expenses during the three and twelve month periods ended December 31, 2017.  We believe this information is important to enable shareholders and other interested parties to assess the adjusted operational performance of the Company.

Reconciliation of Non-GAAP measures (Unaudited)	Three Months ending September 30, 2017	Twelve Months ending December 31, 2017	Twelve Months ending December 31, 2016

Net Income (GAAP)	$2,163,187	$15,963,814	$13,155,097
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating Net Income (non-GAAP)	$5,066,099	$18,866,726	$13,684,701

Net income available to common shareholders	$2,163,187	$15,963,814	$13,155,097
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating earnings (non-GAAP)	$5,066,099	$18,866,726	$13,684,701

Earnings per weighted average common shares, basic (GAAP)	$0.18	$1.38	$1.21
Meger-related expenses, net of tax	0.24	0.25	0.05
Operating earnings per weighted average common share basic (non GAAP)	$0.42	$1.63	$1.26

Earnings per weighted average common shares, diluted (GAAP)	$0.18	$1.35	$1.20
Meger-related expenses, net of tax	0.24	0.25	0.04
Operating earnings per weighted average common share basic (non-GAAP)	$0.42	$1.60	$1.24

Summary Operating Results (non-GAAP)
Noninterest expense (GAAP)	$14,640,453	$44,843,047	$39,643,166
Merger-related expenses, gross	3,985,514	3,985,514	661,018
Operating noninterest expense (non-GAAP)	10,654,939	$40,857,533	$38,982,148

Operating efficiency ratio (non-GAAP)	57.21%	58.44%	63.70%

Operating noninterest expense as a % of average assets	1.01%	2.15%	2.45%

Return on average assets
Net income	$2,163,187	$15,963,814	$13,155,097
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating net income (non-GAAP)	$5,066,099	$18,866,726	$13,684,701

Adjusted Return of Average Assets
Return on average assets (GAAP)	0.43	0.84	0.83
Effect to adjust for merger-related expenses, net of tax	0.58	0.15	0.03
Adjusted return on average assets	1.01%	0.99%	0.86%

Return on average common equity
Net income available to common shareholders	$2,163,187	$15,963,814	$13,155,097
Merger-related expenses, net of tax	2,902,912	2,902,912	529,604
Operating earnings (non-GAAP)	$5,066,099	$18,866,726	$13,684,701

Adjusted Return on Average Equity
Return on Average Equity (GAAP)	4.26	8.53	8.83
Effect to adjust for merger-related expenses, net of tax	5.72	1.24	0.35
Adjusted return on average common equity (non-GAAP)	9.98%	9.77%	9.18%

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	12/31/2017		9/30/2017		6/30/2017		3/31/2017		12/31/2016
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$1,751,234	1.30%	$2,388,171	1.25%	$1,474,693	1.19%	$1,398,540	1.01%	$1,480,748	0.52%
Investment Securities (2)	225,504,844	3.04%	223,733,565	3.07%	213,284,562	2.88%	215,900,619	2.86%	212,267,718	2.60%
Loans	1,674,725,155	4.56%	1,600,429,497	4.54%	1,439,841,120	4.47%	1,382,343,824	4.58%	1,330,488,055	4.62%
Allowance for Loan Losses	(5,893,906)		(5,956,956)		(5,780,277)		(6,132,653)		(6,420,517)
Total Loans Net of allowance	1,668,831,249	4.58%	1,594,472,541	4.56%	1,434,060,843	4.49%	1,376,211,171	4.61%	1,324,067,538	4.64%
Total interest-earning assets	1,896,087,327	4.39%	1,820,594,277	4.37%	1,648,820,098	4.28%	1,593,510,330	4.37%	1,537,816,004	4.36%
Noninterest bearing cash	36,504,676		38,671,275		29,113,718		28,795,542		27,124,238
Goodwill and Intangibles	31,587,482		26,317,526		13,045,098		13,238,624		13,438,139
Premises and Equipment	41,956,286		40,923,913		37,054,746		35,256,270		35,957,212
Other Assets	63,412,181		67,286,798		62,896,269		65,100,801		62,642,065
Total Assets	$2,069,547,952		$1,993,793,789		$1,790,929,929		$1,735,901,567		$1,676,977,658

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,209,362,167	0.70%	$1,142,438,456	0.67%	$1,010,826,579	0.68%	$988,719,394	0.63%	$976,900,133	0.61%
Borrowed Funds	186,472,353	2.25%	207,268,687	2.09%	241,256,198	1.82%	232,287,588	1.63%	195,628,913	1.70%
Total interest-bearing liabilities	1,395,834,520	0.91%	1,349,707,143	0.89%	1,252,082,777	0.90%	1,221,006,982	0.82%	1,172,529,046	0.79%
Noninterest bearing deposits	450,655,820		430,325,956		357,709,853		336,645,712		331,686,582
	1,846,490,340		1,780,033,099		1,609,792,630		1,557,652,694		1,504,215,628

Other Liabilities	13,450,844		12,465,862		11,261,452		10,884,384		17,590,193
Noncontrolling Interest	-		-		-		-		-
Stockholder's Equity	209,606,768		201,294,828		169,875,847		167,364,489		155,171,837
Total Liabilities and Stockholder's Equity	$2,069,547,952		$1,993,793,789		$1,790,929,929		$1,735,901,567		$1,676,977,658

Net interest spread		3.48%		3.48%		3.38%		3.54%		3.56%
Net interest income and Net interest margin(1)	$17,793,020	3.72%	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2) Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending December 31, 2017 and 2016.    Fair value accretion for the current quarter and prior four quarters are as follows:

	12/31/2017		9/30/2017		6/30/2017		3/31/2017		12/31/2016
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$43,318	0.01%	$28,420	0.01%	$(6,028)	(0.00)%	$9,727	0.00%	$(3,913)	(0.00)%
Mortgage loans	(10,675)	(0.00)	159,941	0.03	302,687	0.07	285,482	0.07	473,922	0.12
Consumer loans	106,269	0.02	57,514	0.01	5,038	0.00	5,277	0.00	71,118	0.02
Interest bearing deposits	95,755	0.02	88,766	0.02	29,538	0.01	35,036	0.01	45,705	0.01
Total Fair Value Accretion	$234,667	0.05%	$334,641	0.07%	$331,235	0.08%	$335,522	0.08%	$586,832	0.15%

(1) Negative accretion on commercial loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	12/31/2017		9/30/2017		6/30/2017		3/31/2017		12/31/2016
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$17,227,578	3.60%	$16,472,476	3.59%	$14,252,645	3.47%	$14,161,389	3.60%	$14,012,459	3.62%
Tax equivalent adjustment
Federal funds sold	31	0.00	177	0.00	25	0.00	11	0.00	4	0.00
Investment securities	275,686	0.06	267,376	0.06	245,539	0.06	255,220	0.07	253,166	0.07
Loans	289,726	0.06	285,807	0.06	285,650	0.07	261,002	0.07	231,587	0.06
Total tax equivalent adjustment	565,443	0.12	553,360	0.12	531,214	0.13	516,233	0.14	484,757	0.13
Tax equivalent interest yield	$17,793,021	3.72%	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Legacy Loans(1)
Period End Loan Balance	$1,354,573	$1,304,530	$1,285,819	$1,241,666	$1,177,232
Deferred Costs	2,013	1,807	1,679	1,520	1,257
Accruing	1,352,407	1,299,139	1,279,091	1,236,642	1,167,381
Non-accrual	474	686	659	660	6,090
Accruing 30-89 days past due	1,692	4,705	6,050	4,191	3,742
Accruing 90 or more days past due	-	-	19	174	19
Allowance for loan losses	5,739	5,634	5,807	5,504	6,084
Other real estate owned	425	425	747	747	425
Net charge offs (recoveries)	(2)	198	(21)	1,029	-

Acquired Loans(2)
Period End Loan Balance	$345,696	$365,984	$164,986	$179,509	$188,881
Accruing	338,914	360,858	160,608	174,925	185,631
Non-accrual(3)	1,291	1,214	1,237	466	294
Accruing 30-89 days past due	5,375	3,900	3,138	4,118	2,072
Accruing 90 or more days past due	116	107	3	-	884
Allowance for loan losses	182	182	105	106	111
Other real estate owned	1,579	1,579	2,149	2,149	2,321
Net charge offs (recoveries)	(2)	33	(2)	(3)	357

Allowance for loan losses as % of held for investment loans	0.35%	0.35%	0.41%	0.39%	0.45%
Allowance for loan losses as % of legacy held for investment loans	0.42%	0.43%	0.45%	0.44%	0.52%
Allowance for loan losses as % of acquired held for investment loans	0.05%	0.05%	0.06%	0.06%	0.06%
Total non-performing loans as a % of held for investment loans	0.11%	0.12%	0.13%	0.10%	0.53%
Total non-performing assets as a % of total assets	0.18%	0.19%	0.27%	0.24%	0.59%

(1)        Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015 and July 28, 2017.
(2)        Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015 from Regal Bank & Trust and on July 28, 2017 for DCB.  We originally recorded these loans at fair value upon acquisition.
(3)        These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560